EXHIBIT 99.3

Contacts:

Cubist Pharmaceuticals, Inc. Eileen C. McIntyre Senior Director, Corporate Communications (781) 860-8533 eileen.mcintyre@cubist.com	Fleishman-Hillard, Inc. Christine Regan (617) 692-0522 reganc@fleishman.com

CUBIST PHARMACEUTICALS REPORTS POSITIVE OUTCOME FROM FDA
ANTI-INFECTIVE DRUGS ADVISORY COMMITTEE

PDUFA Date for FDA Review of CUBICIN sNDA is March 24th

Lexington, MA, March 06, 2006 — Cubist Pharmaceuticals, Inc. (Nasdaq:  CBST) today reported that the Anti-Infective Drugs Advisory Committee (AIDAC) voted that there was substantial evidence of safety and efficacy of CUBICIN® (daptomycin for injection) in the treatment of S. aureus bacteremia and infective endocarditis.  The data reviewed today were based on the Cubist landmark Phase 3 trial, in which CUBICIN as monotherapy at 6 mg/kg met co-primary end points for non-inferiority vs. dual therapy standard of care for the treatment of patients with S. aureus bacteremia and infective endocarditis.  The AIDAC vote today is not binding on the Food and Drug Administration (FDA) decision for the CUBICIN sNDA.

Mike Bonney, president and CEO of Cubist said, “Today is an important day for seriously ill patients who need alternative treatments for these potentially deadly infections. The Committee’s vote is further validation of the robust and consistent results of our pivotal trial. We look forward to assisting the FDA as they complete their review and come to a final determination regarding the sNDA for CUBICIN.”

Among the infectious disease experts in S. aureus bacteremia and infective endocarditis who spoke at today’s AIDAC meeting was Dr. Ralph Corey, who said, “As the trial data reviewed with the Advisory Committee today demonstrate, patients with infections of the bloodstream and heart caused by S. aureus are seriously ill and pose treatment challenges. These challenges are particularly significant when the infection is caused by methicillin resistant S. aureus, or MRSA. CUBICIN, if approved for an expanded label, can offer physicians a much-needed therapeutic alternative for patients with these serious infections.” Dr. Corey is professor of Medicine and Infectious Disease at Duke University Medical Center and director of Infectious Disease at Duke Clinical Research Institute. Dr. Corey chaired the Independent External Adjudication Committee (IEAC) which, blinded to therapy, assessed outcomes for all patients in the Phase 3 trial.

Cubist submitted the CUBICIN sNDA on September 26, 2005, requesting approval for a new indication at 6 mg/kg for treatment of patients with bacteremia with known or suspected endocarditis caused by S. aureus. On November 21st, Cubist announced that it had received notice from the FDA that the sNDA had been accepted and granted priority review status.  The FDA grants priority review to products which, if approved, would represent a significant improvement compared to marketed products in the treatment, diagnosis, or prevention of a disease. In granting priority review status to CUBICIN, the FDA established a target date (also known as a PDUFA date) to act on the sNDA filing by March 24, 2006.

About CUBICIN® (daptomycin for injection)

CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. indicated for the treatment of complicated skin and skin structure infections caused by susceptible strains of the following Gram-positive microorganisms: Staphylococcus aureus (including methicillin-resistant strains), Streptococcus pyogenes, S. agalactiae, S. dysgalactiae subsp equisimilis and Enterococcus faecalis (vancomycin-susceptible strains only).  CUBICIN is not indicated for the treatment of pneumonia.  Most adverse events reported in the skin infection clinical trials were mild or moderate in intensity and the most common were constipation, nausea, injection site reactions, and headache.  To reduce the development of drug-resistant bacteria and maintain the effectiveness of CUBICIN, CUBICIN should be used only to treat or prevent infections that are proven or strongly suspected to be caused by bacteria susceptible to CUBICIN.  For full prescribing information, visit www.cubicin.com.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development and commercialization of antiinfective products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of antiinfectives called lipopeptides.  CUBICIN is currently the only once-daily bactericidal antibiotic approved in the U.S. with activity against both methicillin-susceptible and methicillin-resistant Staphylococcus aureus (MSSA and MRSA) in complicated skin and skin structure infections. Cubist has filed a supplemental New Drug Application (sNDA) for approval to add S. aureus bacteremia with known or suspected endocarditis to the indication statement for CUBICIN.  The FDA has granted this application priority review. Our product pipeline includes our lipopeptide program, the product candidate HepeX-B and our natural products screening program.  Cubist is headquartered in Lexington, MA.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) whether we will receive, and the potential timing of, regulatory approvals or clearances to market CUBICIN in other countries and for additional indications in the United States and other countries pursuant to our currently-planned filings and any filings we determine to make in the future, which filings are subject to approval by the applicable regulatory agency or agencies, regardless of our confidence in the results of the clinical trials supporting such filings;(ii) the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (iii) any changes in the current or anticipated market demand or medical need for CUBICIN; (iv)  competition, particularly with respect to CUBICIN; (v) whether the FDA accepts proposed clinical trial protocols that may be achieved in a timely manner; (vi) our ability to conduct successful clinical trials in a timely manner; (vii) the ability of our third party manufacturers, including our single source provider of bulk drug substance, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and at an acceptable cost; (viii) our dependence upon pharmaceutical and biotechnology collaborations; (ix)  our ability to finance our operations; (x) the effectiveness of our expanded sales force; (xi) potential costs resulting from product liability or other third party claims; (xii) our ability to protect our proprietary technologies; (xiii) our ability to discover or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xiv)  a variety of risks common to our industry, including ongoing regulatory review, litigation relating to intellectual property, and legislative or regulatory changes.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.; HepeX-B is a trademark of XTL Biopharmaceuticals Ltd.

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Additional information can be found at Cubist’s web site at
www.cubist.com